EXHIBIT 99.1


                                  RISK FACTORS


Before making an investment in ParkerVision, you should carefully consider the risks described below.

PARKERVISION HAS A HISTORY OF LOSSES WHICH MAY ULTIMATELY COMPROMISE OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND CONTINUE IN OPERATIONS.

         ParkerVision has had losses in each year since its inception in 1989. For the fiscal years 2001, 2002 and 2003, our losses were approximately $16,600,000, $17,300,000 and $22,000,000 respectively. We had an accumulated deficit of $95,669,152 at December 31, 2003. Our recent operating losses have resulted from declining revenues of our video products and insufficient sales of our wireless products and technology. We also have continued our expenditures on research and development and pursing patent protection for our intellectual property. If we are not able to generate sufficient revenues, and we have insufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment.

THE RISK THAT PARKERVISION WILL CONTINUE TO EXPERIENCE LOSSES COULD BE EXACERBATED BY THE DISCONTINUATION OF OUR VIDEO DIVISION REVENUES.

         After the proposed sale of the video division, we will no longer generate revenues from the sale of our video products and will rely solely on our ability to generate revenues through the commercialization of our D2D technologies. Revenues from our wireless division have been nominal to date, while expenditures for the division have been and likely will continue to be significant. We anticipate expenses increasing for the wireless business as we develop more products and begin additional marketing. We may never be able to generate enough revenues from the wireless products to cover operational expenses or result in net profits.

PARKERVISION MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH IF IT CANNOT RAISE WILL RESULT IN OUR NOT BEING ABLE TO IMPLEMENT OUR BUSINESS PLAN.

Because ParkerVision has had net losses and, to date, has not generated positive cash flow from operations, it has funded its operating losses from the sale of equity securities from time to time. ParkerVision anticipates that its business plan will continue to require significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. ParkerVision's current capital resources are expected to sustain operations for at least the next 12 months. Therefore, unless we increase revenues to a level that they cover operating expenses or reduce costs, we may require additional capital in the future to fund these expenses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to ParkerVision. The sale of equity securities will result in dilution to the current stockholders' ownership. ParkerVision does not have any plans or arrangements for additional financing at this time.

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IF PARKERVISION DOES NOT MEET CERTAIN CLOSING CONDITIONS FOR THE ANTICIPATED
SALE OF THE VIDEO DIVISION, IT MAY NOT BE ABLE TO COMPLETE THE TRANSACTION.

         The sale of the video division is subject to a number of conditions, including obtaining shareholder approval, closing by a specified date, obtaining consents for the transfer of some assets, and various other customary closing conditions. If these conditions are not met, the purchasers may terminate the transaction. In certain termination circumstances ParkerVision is required to pay a termination fee of $1,000,000 in cash, or in certain instances, that amount may be paid in shares of common stock. Also, in certain instances of termination, the purchasers will have a right of first refusal to acquire the video business for a year after termination. If the sale of the video division is not completed, we will not receive the anticipated cash funds from the sale which may effect our working capital requirements and future plans, and we will continue to have the expense of operating the video division which has been operating at a loss.

MICROELECTRONIC HARDWARE AND SOFTWARE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES WHICH IF WE ARE UNABLE TO MATCH OR SURPASS, WILL RESULT IN A LOSS OF COMPETITIVE ADVANTAGE AND MARKET OPPORTUNITY.

         Because of the rapid technological development that regularly occurs in the microelectronics industry, ParkerVision must continually devote substantial resources to developing and improving its technology and introducing new product offerings and creating new products. For example, in fiscal year 2003, we spent approximately $15,000,000 on research and development, and in the coming year we expect to spend a significant amount. These efforts and expenditures are necessary to establish and increase market share and grow revenues. If another company offers better products or ParkerVision development lags, a competitive position or market window opportunity may be lost, and therefore the revenues or the potential of revenues of ParkerVision may be adversely affected.

IF OUR PRODUCTS ARE NOT COMMERCIALLY ACCEPTED, OUR DEVELOPMENTAL INVESTMENT WILL BE LOST AND OUR FUTURE BUSINESS CONTINUATION WILL BE IMPAIRED.

         There can be no assurance that ParkerVision's research and development will produce commercially viable technologies and products. If new technologies and products are not commercially accepted, the funds expended will not be recoverable, and ParkerVision's competitive and financial position will be adversely affected. In addition, perception of ParkerVision's business prospects will be impaired with an adverse impact on its ability to do business and to attract capital and employees.

FAILING TO ACHIEVE MARKET ACCEPTANCE OF OUR D2D TECHNOLOGY WILL RESULT IN AN ADVERSE IMPACT ON OUR BUSINESS PROSPECTS AND COMPROMISE THE MARKET VALUE OF THE TECHNOLOGY.

         The ParkerVision wireless technology represents what we believe to be a significant change in the circuit design of wireless radio-frequency communications. To achieve market acceptance, we will need to demonstrate the benefits of our technology over more traditional solutions through the development of marketable products and aggressive marketing. In many respects, because the D2D technology is a radically different approach in its industry, it is very difficult for ParkerVision to predict the final economic benefits to users of the technology and the financial rewards that ParkerVision might expect. If the D2D technology is not established in the market place as an improvement over current, traditional solutions in wireless communications, our business prospects and financial condition will be adversely affected.

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IF OUR PATENTS AND INTELLECTUAL PROPERTY DO NOT PROVIDE US WITH THE ANTICIPATED
MARKET PROTECTIONS AND COMPETITIVE POSITION, OUR BUSINESS AND PROSPECTS WILL BE IMPAIRED.

         ParkerVision relies on its intellectual property, including patents and patent applications, to provide competitive advantage and protect it from theft of its intellectual property. ParkerVision believes that many of its patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, ParkerVision will suffer adverse effects from the loss of competitive advantage and its ability to offer unique products and technologies. Concomitantly, there would be an adverse impact on its financial condition and business prospects.

IF WE DO NOT COMPLY WITH THE APPROVAL REQUIREMENTS OF THE FEDERAL COMMUNICATIONS COMMISSION IN RESPECT OF OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM WITH A RESULTING LOSS OF BUSINESS AND PROSPECTS.

         ParkerVision must obtain approvals from the United States Federal Communications Commission for the regulatory compliance of its products in the United States. ParkerVision also may have to obtain approvals from equivalent foreign government agencies where its products are sold internationally. Currently, ParkerVision has obtained all required approvals. Generally the approval process is routine and takes from one to two months without substantial expense. In the event, however, that approval is not obtained, or there is a change in current regulation that impacts issued approvals or the approval process, there may be an impact on the ability of ParkerVision to market its products and on the business prospects of ParkerVision.

IF THE PVTV AND CAMERA SYSTEM PRODUCTS CANNOT COMPETE WITH OTHER PRODUCTS IN THE MARKET PLACE, THERE WILL BE REDUCED SALES AND REVENUES AND A LOSS OF PRIOR RESEARCH AND MARKETING INVESTMENT BY THE COMPANY.

         The broadcast studio production industry is highly competitive. There are many other companies that offer products that singly or in combination can compete directly or indirectly with those of ParkerVision. The competitors are well established, have substantially greater financial and other resources and have established reputations or success in the development, sale and service of products. They also have significant advertising budgets that permit them to implement extensive advertising and promotional campaigns in response to competitors. If these or other companies improve or change their products or launch significant marketing efforts in the market segments in which ParkerVision operates, ParkerVision may lose market share and revenue opportunities.

IF PARKERVISION CANNOT DEMONSTRATE THAT ITS D2D PRODUCTS CAN COMPETE IN THE MARKETPLACE AND ARE BETTER THAN CURRENT ELECTRONICS SOLUTIONS, THEN WE WILL NOT BE ABLE TO GENERATE THE SALES WE NEED TO CONTINUE OUR BUSINESS AND OUR PROSPECTS WILL BE IMPAIRED.

         In respect of the current product offerings, ParkerVision now faces competition from other chip suppliers such as Philips, Texas Instruments, Analog Devices and Broadcom, and also in finished products suppliers such as Netgear, Cisco/Linksys, Proxim/Orinoco, Symbol Technologies and D-Link. In respect of future product offerings, it is likely that ParkerVision will face competition from entities such as Qualcom, Nokia, Panasonic, Sony and Samsung. This technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged.

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PARKERVISION OBTAINS CRITICAL COMPONENTS FOR ITS PRODUCTS FROM VARIOUS
SUPPLIERS, SOME OF WHICH ARE SINGLE SOURCES, WHICH PUTS PARKERVISION AT RISK IF THEY DO NOT FULFILL THE PARKERVISION REQUIREMENTS OR THEY INCREASE PRICES THAT CANNOT BE PASSED ON.

         ParkerVision obtains critical components from various suppliers, some of which are single sources. Because ParkerVision depends on outside sources for supplies of various parts of its products, ParkerVision is at risk that it may not obtain these components on a timely basis or may not obtain them at all due to lack of capacity, parts shortages in the overall marketplace and other disruptions at these sources, among other things. To date, ParkerVision has not experienced any significant problems with sources of components that have affected its ability to fulfill its obligations in a timely fashion. In addition, ParkerVision has neither ended or had terminated any supply arrangements of critical components where an alternative has not been readily available. Notwithstanding its past history of supplies, maintaining inventory of some components and having licenses to produce in the event of non-supply, if ParkerVision is unable to obtain its components from the current sources, its business would be disrupted, and it would have to expend some of its resources to modify its products or find new suppliers and work with them to develop appropriate components. Although ParkerVision has been able to pass on price increases encountered to date, ParkerVision is at risk for increases in prices imposed by sources over which ParkerVision has no control. Any inability of ParkerVision to obtain components or absorb price increases may have an adverse effect on its own ability to fulfill orders and on its financial condition.

PARKERVISION BELIEVES THAT IT WILL RELY, IN LARGE PART, ON KEY BUSINESS RELATIONSHIPS FOR THE SUCCESSFUL COMMERCIALIZATION OF ITS D2D TECHNOLOGY, WHICH IF NOT DEVELOPED OR MAINTAINED, WILL HAVE AN ADVERSE IMPACT ON ACHIEVING MARKET AWARENESS AND ACCEPTANCE AND LOSS OF BUSINESS OPPORTUNITY.

         To achieve a wide market awareness and acceptance of its D2D technology, as part of its business strategy, ParkerVision will attempt to enter into a variety of business relationships with other companies which will incorporate the D2D technology into their products and/or market products based on D2D technology through retail or direct marketing channels. From time to time, the company has had discussions for OEM and other types of supply arrangements of its wireless technology and products, but to date, no supply and similar agreements have been concluded. This commercialization avenue is in addition to the direct marketing that we are engaged in through its Direct2Data.com website. ParkerVision's successful commercialization of the D2D technology will depend in part on its ability to meet its obligations under contracts in respect of its D2D technology and related development requirements and the other parties using the D2D technology as agreed. The failure of the business relationships will limit the commercialization of the ParkerVision D2D technology which will have an adverse impact on the business development of ParkerVision and its ability to generate revenues and recover development expenses.

PARKERVISION HAS LIMITED EXPERIENCE IN THE COMMERCIAL DESIGN AND THE OUT-SOURCING OF THE MANUFACTURE OF ELECTRONIC CHIPS THAT MAY RESULT IN PRODUCTION INADEQUACIES, DELAYS AND REJECTION.

ParkerVision has established a foundry relationship with Texas Instruments to manufacture the electronic chips that employ its proprietary designs to supply its production needs and those of other potential end users. To date, ParkerVision purchases its electronic chips from Texas Instruments on a purchase order basis. ParkerVision has limited experience in the commercial design and the manufacture of these kinds of electronic chips. If there are design

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flaws or manufacturing errors resulting from our inexperience, there may be resulting delays or loss of customer acceptance of the electronic chips. Either of these may be a breach of our agreements to supply chips or may cause a loss of customer willingness to use ParkerVision products. These may result in loss of commercialization opportunities as well as revenues and cause additional, unanticipated expenses with adverse financial effect.

PARKERVISION MAY ENCOUNTER MANUFACTURING DIFFICULTIES OR DELAYS IN CONNECTION WITH SOME OF ITS PRODUCTS WHICH MAY HAVE AN ADVERSE EFFECT ON ITS SALES AND REVENUES.

         ParkerVision manufactures some of its products and in the future expects to add additional products to its manufacturing capabilities. From time to time it has experienced delays in starting production and maintaining production amounts at the quality levels necessary for its products. Similar issues may also arise with independent manufacturers that ParkerVision may employ from time to time. In the event any of these issues becomes a long term or permanent problem, sales would be adversely affected and revenues and market acceptance adversely impacted.

PARKERVISION IS HIGHLY DEPENDENT ON MR. JEFFERY PARKER AS ITS CHIEF EXECUTIVE OFFICER WHOSE SERVICES, IF LOST, WOULD HAVE AN ADVERSE IMPACT ON THE LEADERSHIP OF PARKERVISION AND INDUSTRY AND INVESTOR PERCEPTION ABOUT PARKERVISION'S FUTURE.

         Because of Mr. Parker's position in the company and the respect he has garnered in the industries in which ParkerVision operates and from the investment community, the loss of the services of Mr. Parker might be seen as an impediment to the execution of the ParkerVision business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment. Mr. Parker has an employment contract that expires in September 2005. ParkerVision maintains key-employee life insurance for its benefit on Mr. Parker.

IF PARKERVISION IS UNABLE TO ATTRACT THE HIGHLY SKILLED EMPLOYEES IT NEEDS FOR RESEARCH AND DEVELOPMENT AND SALES AND SERVICING, IT WILL NOT BE ABLE TO EXECUTE ITS RESEARCH AND DEVELOPMENT PLANS OR PROVIDE THE HIGHLY TECHNICAL SERVICES THAT ITS PRODUCTS REQUIRE.

         The business of ParkerVision is very specialized, and therefore it is dependent on having skilled and specialized employees to conduct its research and development activities, manufacturing, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on its business development because persons will not obtain the information or services expected in the markets and may prevent ParkerVision successfully implementing its current business plans.

THE OUTSTANDING OPTIONS AND WARRANTS MAY AFFECT THE MARKET PRICE AND LIQUIDITY OF THE COMMON STOCK.

         At December 31, 2003, ParkerVision had 17,959,504 shares of common stock outstanding and had issued options and warrants to purchase 7,007,767 shares of common stock. There are 5,063,859 options and warrants currently exercisable, and on each of December 31, 2004 and 2005, there will be 5,936,298 and 6,535,070, respectively, of the currently outstanding options and warrants exercisable. All of the underlying common stock of these securities is or will be registered for sale by ParkerVision to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on ParkerVision's ability to raise capital and may affect the price and liquidity of the common stock in the public

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market. In addition, the issuance of these shares of common stock will have a dilutive effect on the current stockholders' ownership of ParkerVision.

PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTEREST OF STOCKHOLDERS.

         Some provisions in the certificate of incorporation and by-laws of ParkerVision could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval, and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.